U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     Form 5
        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

                                Edward S. Fleming
                            Name of Reporting Person

                      18333 Egret Bay Boulevard, Suite 270
                              Houston, Texas 77058
                           Address of Reporting Person

                          Synaptix Systems Corporation
                                   Issuer Name

                                  February 1999
                            Statement for Month/Year

                 President, Chief Operating Officer and Director
                        Relationship of Reporting Person

                          Common Stock, $.003 par value
                                Title of Security

Table I - Non-Derivative Securities Beneficially Owned (e.g. Title of Security, Amount, Ownership, Nature) Does not apply.

                             $.003 per common share
                          Title of Derivative Security

                                   10/13/1997
                                Date Exercisable
                                   10/13/2002
                                 Expiration Date


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                                  Common Stock
                                      Title
                                     350,000
                                Amount of Shares

                                      $.20
               Conversion or Exercise Price of Derivative Security

                                     Direct
                                    Ownership

                             $.003 per common share
                          Title of Derivative Security

                                    5/13/1998
                                Date Exercisable
                                    5/13/2003
                                 Expiration Date

                                  Common Stock
                                      Title
                                     150,000
                                Amount of Shares

                                      $.50
               Conversion or Exercise Price of Derivative Security

                                     Direct
                                    Ownership

                                     500,000
        Number of Derivative Securities Beneficially Owned at End of Year

Edward S. Fleming                                         02/12/99
Reporting Person                                          Date